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                                                                    EXHIBIT 99.2

                             [OneWorld Systems Logo]


FOR IMMEDIATE RELEASE
Contact:
OneWorld Systems
408-523-1100

                 ONEWORLD SYSTEMS TO SELL ASSETS TO TUT SYSTEMS;
                                CEASES OPERATIONS

     SUNNYVALE, CALIF. -- December 21, 1999 -- OneWorld Systems, Inc. (OTC BB:OWLD) announced today that it has signed a letter of intent to sell the assets of the company to Tut Systems, Inc. (Nasdaq: TUTS), a leading provider of integrated communications systems for the multi-tenant unit (MTU) market. Tut will acquire certain assets of OneWorld Systems including intellectual property and fixed assets of the company. In addition, Tut intends to hire a number of OneWorld employees, including its core engineering team. Under the terms of the agreement, shares of Tut Common Stock and cash with an expected value of approximately $2.3 million will be exchanged for the assets of OneWorld. This acquisition is expected to be accounted for as a purchase, and is subject to approval by stockholders of OneWorld Systems.

     Coincident with this transaction, OneWorld Systems is ceasing operations, effective immediately. The company intends to seek stockholder approval of the planned sale of assets to Tut Systems, and for a voluntary plan of liquidation, and plans to file for dissolution upon the closing of the transaction. The company determined to take these actions at this time to prevent the company from being required to file for protection under bankruptcy laws. The company also terminated substantially all of the employees who were not offered employment by Tut Systems today.

     Technical support for OneWorld products will continue to be provided until the company dissolution plan is filed.

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